UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2025

NovaBay Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33678	68-0454536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 1150, Emeryville, CA 94608

(Address of Principal Executive Offices) (Zip Code)

(510) 899-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Common Stock, par value $0.01 per share	NBY	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Overview

NovaBay Pharmaceuticals, Inc. (the “Company”) has been continuing to explore and evaluate strategic options available to the Company to maximize its value following the sale of the Company’s eyecare products sold under the Avenova brand and related assets to PRN Physician Recommended Nutriceuticals, LLC on January 17, 2025. Among these strategic options, the Company has been pursuing potential strategic transactions, including investments, mergers, reverse mergers, strategic partnerships, licensing and sub-licensing transactions. The Company also has the option to pursue a voluntary liquidation and dissolution under Delaware law (the “Dissolution”) pursuant to the Plan of Complete Liquidation and Dissolution of the Company that stockholders approved at the Company’s special meeting of stockholders held on April 16, 2025. Although stockholder approval of the Dissolution was received, the Board of Directors (the “Board”) was authorized to subsequently determine, in its discretion, whether or not to proceed with the Dissolution. Accordingly, the Board retained complete discretion to evaluate and determine if and when the Dissolution should be effected or if another strategic option would be a better opportunity to maximize the remaining value of the Company for its stockholders. Following the Company’s review of its strategic options, the Company determined that pursuing a strategic investment transaction that provides for a Special Dividend and a Post-Investment Transaction (both as defined below), instead of pursuing the Dissolution, is in the best interest of the Company and its stockholders at this time.

On August 19, 2025, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with David E. Lazar, an Israeli and E.U. citizen residing in Panama, that provides for the Company to sell in a private placement (i) an aggregate of 481,250 shares of Series D non-voting convertible preferred stock, par value $0.01 per share (the “Series D Preferred Stock”) convertible into an aggregate of 77.0 million shares (the “Series D Conversion Shares”) of the Company’s common stock, par value $0.01 (the “Common Stock”) for $3.85 million and (ii) an aggregate of 268,750 shares of Series E non-voting convertible preferred stock, par value $0.01 per share (the “Series E Preferred Stock”) convertible into an aggregate of 43.0 million shares (together with the Series D Conversion Shares, the “Conversion Shares”) of Common Stock for an additional $2.15 million (collectively, the “Investment”). The shares of Series D Preferred Stock and the shares of Series E Preferred Stock, upon becoming fully convertible, will represent in excess of 90% of the issued and outstanding shares of Common Stock on a fully diluted basis as of the Final Closing (as defined below). The Series D Preferred Stock and the Series E Preferred Stock are subject to certain conversion limitations as described below.

Simultaneous to entering into the Purchase Agreement on August 19, 2025, Mr. Lazar purchased 481,250 shares of Series D Preferred Stock from the Company at a price of $8.00 per share for aggregate gross proceeds to the Company of $3.85 million (the “First Closing”). The Purchase Agreement also contemplates that Mr. Lazar will separately purchase and acquire 268,750 shares of Series E Preferred Stock as soon as practicable after the Company receives the Conversion Approval (as defined below) at a price of $8.00 per share for aggregate gross proceeds of $2.15 million (the “Final Closing”), subject to the satisfaction of certain conditions to closing as provided in the Purchase Agreement. Pursuant to the Purchase Agreement, the net proceeds of the Investment will be used for the Company’s operations, including for general corporate and working capital purposes, for expenses related to the Investment and to satisfy certain agreed upon Company obligations. Additionally, after the Final Closing and subject to approval by the Board, the Company plans to use the net proceeds from the Investment to pursue a strategic transaction that would involve an investment and/or acquisition of an operating going concern and solvent company (the “Post-Investment Transaction”). In connection with the Investment (and as further detailed in Item 5.02 of this Current Report on Form 8-K below), the Board appointed Mr. Lazar as a director immediately prior to the First Closing and as Chief Executive Officer upon the effectiveness of the First Closing, with the Company’s former Chief Executive Officer, Justin Hall, continuing with the Company as its Vice President of Business Development, General Counsel and Corporate Secretary.

As a result of receiving the proceeds from the Investment, the Purchase Agreement contemplates the Company declaring a special dividend to stockholders after having entered into the Purchase Agreement (the “Special Dividend”). Pursuant to the Purchase Agreement, the Company will segregate into a separate bank account an amount comprised of the Company’s cash as set forth in the Purchase Agreement (the “Aggregate Cash Distribution Amount”). The Company expects to utilize up to the full amount of the Aggregate Cash Distribution Amount for the Special Dividend and expects to declare the Special Dividend in the fourth quarter of 2025. The Aggregate Cash Distribution Amount and matters relating to the Special Dividend, including the amount of the Special Dividend to be segregated into a separate bank account, will be under the direction and control of an independent Special Transaction Committee of the Board, which committee does not include Mr. Lazar or Mr. Hall among its members. Pursuant to the Purchase Agreement, the Series D Preferred Stock or Series E Preferred Stock will not be converted by Mr. Lazar until after the Special Dividend has been declared and paid to Company stockholders.

Securities Purchase Agreement

The Purchase Agreement entered into by the Company and Mr. Lazar contains customary representations, warranties, and covenants of the Company and Mr. Lazar, as well as indemnification rights, and other obligations of the parties.

The shares of Series D Preferred Stock issued at the First Closing, upon conversion, will represent approximately 61% of the Company’s issued and outstanding Common Stock on a fully diluted basis, and the Series E Preferred Stock to be issued, upon conversion, will represent approximately 34% of the Company’s issued and outstanding Common Stock on a fully diluted basis as of the Final Closing, or collectively approximately 95% in the aggregate (based on the number of shares of Common Stock anticipated to be outstanding as of the Final Closing). Since the Common Stock is currently listed on the NYSE American, LLC (“NYSE American”), the Company is required to comply with the continued listing rules of the NYSE American Company Guide (the “Company Guide”), and among these requirements are Section 713(a) and (b) of the Company Guide. Section 713(a) of the Company Guide requires stockholder approval in connection with any transaction, other than a public offering, involving the sale, issuance, or potential issuance, of common stock or securities convertible into common stock, equal to 20.0% or more of presently outstanding stock for less than the greater of book or market value. Section 713(b) of the Company Guide requires stockholder approval of a transaction, other than a public offering, involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into, or exercisable for, common stock) when the issuance or potential issuance of additional shares may result in a change of control of the issuer. As a result of the significant number of shares of Common Stock that may be issued upon the future conversion of the Series D Preferred Stock and Series E Preferred Stock compared to the currently issued and outstanding shares of Common Stock as provided above, the Company will be required to obtain stockholder approval in accordance with the Company Guide Rule 713(a) and Rule 713(b) for Mr. Lazar to be able to convert the Series D Preferred Stock and the Series E Preferred Stock (the “Conversion Approval”). Each share of Series D Preferred Stock is convertible into 160 shares of Common Stock (or an aggregate of 77.0 million shares of Common Stock), and each share of Series E Preferred Stock will be convertible into 160 shares of Common Stock (or an aggregate of 43.0 million shares of Common Stock); provided that, in no event will the Series D Preferred Stock or Series E Preferred Stock be convertible into shares of Common Stock if such conversion would result in Mr. Lazar or his transferees, or affiliates, or any other persons acting as a group together with Mr. Lazar exceeding the “Share Issuance Limitation” prior to the date of Conversion Approval. The “Share Issuance Limitation” means the lesser of either (i) 19.99% of the outstanding Common Stock as of the date of the Purchase Agreement, which percentage shall take into account any shares then owned by such holder and any of their affiliates or (ii) the maximum percentage of the number of shares of Common Stock issuable upon conversion of the Preferred Stock that can be issued to Mr. Lazar without requiring a vote of the Company’s stockholders under the rules and regulations of the NYSE American.

Pursuant to the Purchase Agreement, the Company agrees to use its best efforts to hold the Company’s 2025 Annual Meeting of Stockholders (the “Annual Meeting”) early in the fourth quarter of 2025 for the purpose of obtaining the Conversion Approval, as well as obtaining stockholder approval of (i) an increase in the Company’s authorized shares of Common Stock to a maximum of 300 million shares, (ii) an increase in the Company’s authorized shares of preferred stock to a maximum of 10 million shares, (iii) the election of Company directors to the Board, including the Initial Nominee (as defined below) that is nominated by Mr. Lazar, as further summarized below, (iv) an increase in shares available under the Company’s 2017 Omnibus Incentive Plan to up to one (1) million shares, (v) the issuance of the Equity Consideration (as discussed and defined below) to the Resigning Non-Employee Directors (as defined below) as contemplated by the Release Agreements (as discussed and defined below) (the “Equity Consideration Approval”) and (vi) a reverse stock split of the Common Stock in the range of not less than 1-for-2 and not more than 1-for-10, with the specific ratio to be determined by, and the implementation to be in the sole and absolute discretion of, the Board (collectively, the “Stockholder Meeting Proposals”). To the extent that the Conversion Approval is not obtained, then the Company will be required to use its reasonable best efforts to call another stockholder meeting within seventy (70) days of the date of the Annual Meeting (the “Second Meeting”). If the Conversion Approval is not received at the Second Meeting, the Company agrees to issue to Mr. Lazar, in a private placement transaction, up to 19.99% of the Common Stock outstanding as of the date of the Purchase Agreement, at a price per share equal to the closing stock price of the Common Stock on the day of the Second Meeting plus $0.02, provided, that the number of shares of Common Stock that Mr. Lazar will be entitled to purchase shall be automatically reduced to a number of shares of Common Stock such that Mr. Lazar, together with his affiliates, will not own, beneficially or otherwise, shares of Common Stock in excess of 19.99% of the Common Stock outstanding as of the date of the Purchase Agreement. If Mr. Lazar acquires 19.99% of outstanding shares of Common Stock in aggregate following this private placement of Common Stock, then (1) he will have reached the Share Issuance Limitation and will not be entitled to convert shares of Series D Preferred Stock into Common Stock until after Conversion Approval has been received and (2) for avoidance of doubt, the dilution protections applicable to the Series D Preferred Stock and the Series E Preferred Stock will not be applicable to such transaction (as further discussed below).

The consummation of the First Closing on August 19, 2025 was subject to the satisfaction of customary closing conditions, including the accuracy of the representations and warranties in the Purchase Agreement and the delivery of certain transaction documents, including the Series F Agreements (as defined and described below), the Voting Agreement (as defined and described below), as well as the Hall Employment Agreement, the Law Employment Agreement and the Release Agreements (each as defined and described in Item 5.02 of this Current Report on Form 8-K below). In addition to Mr. Lazar being appointed as a director and Chief Executive Officer of the Company in connection with the Investment, pursuant to the Purchase Agreement, Mr. Lazar will have certain one-time contractual rights involving the Board. These rights include: (i) a one-time contractual right to recommend to the Company one (1) individual (the “Initial Nominee”), to be nominated for election at the Annual Meeting to serve as a director on the Board, provided that at the time this right is exercised, Mr. Lazar continues to own his shares of Series D Preferred Stock; (ii) subject to the Conversion Approval and the Final Closing occurring, a one-time contractual right to nominate up to three (3) individuals (the “Additional Purchaser Nominees”) to be qualified (including satisfying director “independence” requirements under the Company Guide) and appointed to serve as directors on the Board after the resignation of the current directors (other than the Continuing Director (as defined below)), following the Conversion Approval, the Equity Consideration Approval and the Final Closing occurring, as provided in such resigning director’s Release Agreements; and (iii) subject to the Conversion Approval and the Final Closing occurring, a one-time contractual right to be appointed as the Chair of the Board. The “Continuing Director” as contemplated above shall be a currently serving director on the Board who satisfies the “independence” requirements as set forth in the Company Guide and under the federal securities laws, who is currently contemplated by the Company to be Yenyou (Jeff) Zheng, Ph.D. Pursuant to the Purchase Agreement, when exercising his one-time right to appoint Additional Purchaser Nominees as provided above, Mr. Lazar will be entitled to nominate up to three (3) Additional Purchaser Nominees to the Board based on his beneficial ownership of Common Stock (including through his ownership of Preferred Stock convertible into Common Stock) at the time of such nomination as follows: (i) one (1) Additional Purchaser Nominee when Mr. Lazar beneficially owns 20% but less than 40% of the outstanding Common Stock; (ii) two (2) Additional Purchaser Nominees when Mr. Lazar beneficially owns at least 40% of the outstanding Common Stock but less than 60% of the outstanding Common Stock; and (iii) three (3) Additional Purchaser Nominees when Mr. Lazar beneficially owns 60% or more of the outstanding Common Stock.

The consummation of the Final Closing by the Company and Mr. Lazar is subject to the satisfaction or waiver of, among other customary closing conditions, the Company’s receipt of the Conversion Approval, the accuracy of the representations and warranties of each of the parties in the Purchase Agreement, the compliance by the parties with the covenants in the Purchase Agreement, and no permanent suspension or other trading suspension for more than three consecutive trading days of the Common Stock by the Securities Exchange Commission (the “SEC”), NYSE American or as reported by Bloomberg L.P.

Pursuant to the Purchase Agreement, Mr. Lazar has the right to assign and transfer the Series D Preferred Stock, the Series E Preferred Stock and the Conversion Shares and/or his right to acquire such securities (collectively, the “Securities Purchase Rights”), or the option to sell the Securities Purchase Rights, subject to Mr. Lazar and the transferee satisfying certain requirements pursuant to the Purchase Agreement.

The Company and Mr. Lazar agree to be bound by certain covenants pursuant to the Purchase Agreement, which include:

●	The Company agrees to maintain a reserve of Common Stock from its duly authorized shares in order to complete the Investment and related transactions pursuant to the Purchase Agreement, except to the extent limited by the Company’s authorized shares of Common Stock.

●	The Company agrees that until the Annual Meeting, without Mr. Lazar’s consent which shall not be unreasonably withheld, conditioned or delayed, the Company will not, except as contemplated by the Purchase Agreement: (i) change the number of directors constituting the Board from eight (8) or fill any vacancy on the Board; (ii) change the nature of the Company’s operations; (iii) incur any debt outside of the ordinary course of business; (iv) guarantee any obligation of any third party; (v) issue any capital stock or Common Stock equivalent, other than pursuant to certain limited exceptions such as those related to the Company’s 2017 Omnibus Plan; or (vi) amend its certificate of incorporation or bylaws.

●	Mr. Lazar agrees to ensure the Company will have sufficient capital to identify, conduct due diligence and complete a Post-Investment Transaction in a timely manner and fund operations and pursue the growth opportunity and business strategy of a target company for at least twelve (12) months after completing a Post-Investment Transaction (the “Post-Investment Available Capital”). Further, after both the First Closing and the Final Closing, Mr. Lazar has agreed that the Company will maintain a cash balance sufficient to fund the Minimum Company Operating Capital (generally at least three (3) months of the Company’s operations), the Post-Investment Available Capital and the Other Company Liabilities (as defined in the Purchase Agreement) or that he, or other institutional investors known to him, will otherwise provide the necessary additional cash through private placement investments on commercially reasonable terms.

●	Mr. Lazar agrees, upon receipt of written notice from the Company that the Remaining Warrant Holders (as defined below) have exercised their right to redeem the Series F Preferred Stock (as defined below) in exchange for a cash payment equivalent to the Series F Redemption Amount, to cause the Company to pay the full amount of such payment (the “Series F Redemption Amount”), including through the proceeds of the Investment.

●	Mr. Lazar agrees that he will not offer, sell, dispose of, or otherwise transfer the Series D Preferred Stock, the Series E Preferred Stock or the Conversion Shares to a U.S. person within six (6) months from the date of purchase, subject to certain exceptions (including the Securities Purchase Rights), or engage in any hedging transactions in compliance with Regulation S. Additionally, prior to the First Closing, the Board unanimously adopted resolutions exempting Mr. Lazar’s acquisition of the Series D Preferred Stock, Series E Preferred Stock and the Conversion Shares from Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to Rule 16b-3 of the Exchange Act.

The Company also granted Mr. Lazar a right to participate in subsequent financing transactions where the Company issues Common Stock or Common Stock equivalents for cash consideration, indebtedness or a combination thereof until the earlier of closing a Post-Investment Transaction or February 19, 2026 (i.e. the six (6) month anniversary of the First Closing), in an amount up to 25% of the subsequent financing transaction or a lesser amount to the extent that Mr. Lazar no longer holds at least 25% of the issued and outstanding shares of Common Stock, including on an as converted basis.

Warrant Holder Agreements

On August 19, 2025, simultaneous with the First Closing, the Company entered into Warrant Exchange Agreements (collectively, the “Series F Agreements”) with each of Anson Investments Master Fund LP, Hudson Bay Capital Management LP and Armistice Capital, LLC, as the three largest remaining holders (collectively, the “Remaining Warrant Holders”) of the Company’s Series F-1 Common Stock warrants (“Series F Warrants”). The Series F Agreements provide for the irrevocable surrender and cancellation by each of the Remaining Warrant Holders of all of their respective Series F Warrants, as well as the additional respective Common Stock purchase warrants that each Remaining Warrant Holder beneficially owns, if any, in exchange for (i) the Company issuing an aggregate of 1,986,565 shares of a new series of Series F voting retractable preferred stock, par value $0.01 (the “Series F Preferred Stock”), to the Remaining Warrant Holders and (ii) a cash payment of $175,000 to each of the Remaining Warrant Holders. The Series F Agreements also include a voting commitment by such Remaining Warrant Holders to vote their shares of Series F Preferred Stock at the Annual Meeting within seven (7) days of the Company filing a definitive proxy statement, as further discussed below. Additionally, the Series F Agreements include a standstill provision pursuant to which the Remaining Warrant Holders will not initiate any claims against the Company, including claims related to the transactions contemplated by the Purchase Agreement and the Special Dividend. The Warrant Exchange Agreements also include a “most favored nations” provision that would increase the amount paid to the Remaining Warrant Holders if, after the effective date of the Warrant Exchange Agreement, another holder of the Company’s Common Stock purchase warrants receives a higher amount per underlying warrant; except that this provision shall not apply to (i) settlements with retail investor warrant holders that (1) individually is less than or equal to six and thirty hundredths percent (6.30%) of a Remaining Warrant Holder’s total warrants outstanding or (2) in the aggregate is less than or equal to twelve and seventy hundredths percent (12.70%) of a Remaining Warrant Holder’s total warrants outstanding shall not trigger any repricing or (ii) prior warrant settlements by the Company.

The Series F Preferred Stock shall have the powers, preferences, rights, qualifications, limitations and restrictions as set forth in the Certificate of Designation of Preferences, Rights and Limitations for the Series F Voting Retractable Preferred Stock (the “Series F Certificate of Designation”). Among these rights (as further described below) includes each share of Series F Preferred Stock having a right to vote equivalent to approximately 0.424 shares of Common Stock, or in the aggregate the right to vote 842,829 shares of Common Stock, which represents 14.47% of the currently outstanding shares of Common Stock. The Series F Agreements provide for the Remaining Warrant Holders to vote their Series F Preferred Stock at the Annual Meeting in favor of the Stockholder Meeting Proposals, including the Conversion Approval. Additionally, as further detailed below, the terms of the Series F Preferred Stock provide each holder with the right to require the Company to retire their shares of Series F Preferred Stock and convertible securities held by such holder beginning after the earlier of (i) the Stockholder Approval (as defined in the Purchase Agreement) and (ii) December 31, 2025 for an amount of $175,000 to each Remaining Warrant Holder, or an aggregate of $525,000 for all shares of Series F Preferred Stock and convertible securities held by such holders.

Description of Voting Agreement

In connection with the First Closing of the Investment, on August 19, 2025, the Company and Mr. Lazar entered into a voting agreement (the “Voting Agreement”) with a stockholder of the Company owning approximately 17.54% of the Company’s outstanding Common Stock as of June 4, 2025, Jad Fakhry, together with his controlled entities Poplar Point Capital Management LLC, a Delaware limited liability company, Poplar Point Capital Partners LP, a Delaware limited partnership, and Poplar Point Capital GP LLC, a Delaware limited liability company (together, the “Poplar Entities”). The Voting Agreement was entered into and became effective upon the execution and effectiveness of the Purchase Agreement and will have a two (2) year term. In connection with the Poplar Entities entering into the Voting Agreement, the Company shall use commercially reasonable efforts for the contemplated Special Dividend to equal or exceed $0.80 per share (prior to any stock split, share consolidation, recapitalization or similar transaction). Pursuant to the terms of the Voting Agreement, the Poplar Entities have agreed to (1) vote all of their shares of Common Stock at the Annual Meeting in favor of the proposals recommended by the Board in order to facilitate the Investment (the “Meeting Proposals”), (2) the appointment of the Company as an irrevocable proxy for the Poplar Entities for the duration of the Voting Agreement, and (3) the ability of the Company to appoint a successor proxy for the Poplar Entities, in the event the Company is unable or unwilling to serve as the proxy, and in return, the Poplar Entities will benefit from the Company completing the Investment. The Voting Agreement provides for, among other things, a standstill provision relating to the Poplar Entities that ensures they will (i) not effect, offer or propose to purchase any additional securities or assets of the Company (including derivative rights), engage in any tender, merger, recapitalization, liquidation, or other business combination transaction, solicit proxies or otherwise act to control or influence the management of the Board, (ii) not take any action (or enter into any discussions) that may force the Company to make a public announcement of the matters set forth in (i) above, (iii) not request that the Company (or directors, management, employees or agents) amend or waive any provision of the standstill and (iv) not dispose of any shares of the Company until (1) the Poplar Entities have voted their shares of Common Stock at the Annual Meeting in favor of the Meeting Proposals and (2) such proposals at the Annual Meeting have passed. Notwithstanding the standstill provision, the Poplar Entities can make proposals to the Company’s Board or special committee of the same, the Chairman, and/or the Chief Executive Officer of the Company on a confidential, non-public basis for each of (a) the pursuit of a proposed transaction between the Company, Mr. Lazar and the Poplar Entities, so long as the Company would not reasonably be expected to publicly disclose such a proposal and (b) a waiver of the standstill provision.

Description of Series D Preferred Stock and Series E Preferred Stock

The powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series D Preferred Stock and the Series E Preferred Stock to be issued in the Investment are set forth in the Company’s Certificate of Designation of Preferences, Rights and Limitations of the Series D Non-Voting Convertible Preferred Stock (the “Series D Certificate of Designation”) and the form of Certificate of Designation of Preferences, Rights and Limitations of the Series E Non-Voting Convertible Preferred Stock (the “Series E Certificate of Designation”). As provided in Item 5.03 below, the Series D Certificate of Designation was filed with the Delaware Secretary of State on August 19, 2025 and is attached as Exhibit 3.1 to this Current Report on Form 8-K. The Series E Certificate of Designation will be filed with the Delaware Secretary of State prior to the Final Closing occurring, with the form of such Series E Certificate of Designation attached as Exhibit 3.2 to this Current Report on Form 8-K. As summarized below, the powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series D Preferred Stock and the Series E Preferred Stock are substantially similar.

Voting Rights

The holders of the shares of the Series D Preferred Stock and Series E Preferred Stock generally will have no voting rights, except as required by law, with the exception that the consent of the majority of holders of the outstanding Series D Preferred Stock or Series E Preferred Stock, as applicable, would be required to: (i) alter or change adversely the powers, preferences or rights given to the Series D Preferred Stock or Series E Preferred Stock or alter or amend the Series D Certificate of Designation or Series E Certificate of Designation, as applicable; (ii) amend the Company’s certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of the Series D Preferred Stock or Series E Preferred Stock, as applicable; (iii) increase the number of authorized shares of Series D Preferred Stock or Series E Preferred Stock, as applicable; and (iv) enter into any agreement with respect to any of the foregoing.

Dividends

The holders of the Series D Preferred Stock and the Series E Preferred Stock will be entitled to receive, and the Company will be required to pay, dividends on shares of the Series D Preferred Stock and the Series E Preferred Stock equal (on an as if converted to Common Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock; provided, however, that no dividends will be paid to the holders of the Series D Preferred Stock or the Series E Preferred Stock prior to the declaration and payment of the Special Divided and the Company receiving the Conversion Approval.

Conversion and Limitations

Pursuant to the Series D Certificate of Designation and the Series E Certificate of Designation, the Series D Preferred Stock and the Series E Preferred Stock are each generally subject to the Share Issuance Limitation.

After issuance by the Company, (i) each share of Series D Preferred Stock will be convertible into 160 shares of Common Stock per share of Series D Preferred Stock, or an aggregate of 77.0 million shares of Common Stock, and (ii) each share of Series E Preferred Stock will be convertible into 160 shares of Common Stock, or an aggregate of 43.0 million shares of Common Stock (as may be adjusted from time to time as a result of certain corporate actions such as a reverse stock split), in each case, subject to the Share Issuance Limitation and receipt of the Conversion Approval. Thereafter, on the third business day after the Company receives the Conversion Approval, each outstanding share of the Series D Preferred Stock will automatically convert into 160 shares of Common Stock (or an aggregate of up to 77.0 million shares of Common Stock), which conversion, as a result of having received the Conversion Approval, shall not be subject to the Share Issuance Limitation. Effective on the 30th business day after Conversion Approval is received and the issuance of the Series E Preferred Stock, each outstanding share of the Series E Preferred Stock will automatically convert into 160 shares of Common Stock (or an aggregate of up to 43.0 million shares of Common Stock), which conversion, as a result of having received the Conversion Approval, shall also not be subject to the Share Issuance Limitation.

Dilution Protection

In the event the Company, at any time that any shares of Series D Preferred Stock or Series E Preferred Stock are outstanding: (i) pays a dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, a dividend or other distribution shall not include any shares of Common Stock issued by the Company upon conversion of the Series D Preferred Stock and Series E Preferred Stock); (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues by reclassification of shares of Common Stock any shares of capital stock of the Company, then in each case the number of shares of Common Stock underlying each share of Series D Preferred Stock and Series E Preferred Stock shall be adjusted as provided in the respective Series D Certificate of Designation or Series E Certificate of Designation. Any adjustment made pursuant to the respective Series D Certificate of Designation or Series E Certificate of Designation shall become effective immediately after the effective date of the applicable event described in subsections (i) through (iv) above.

In addition, if the Company issues shares of Common Stock (or other shares of capital stock or other securities convertible into Common Stock) at any time while the Series D Preferred Stock and Series E Preferred Stock are outstanding and the consideration per share payable to the Company reflects a pre-money imputed equity value of the Company less than $10.0 million, then the stated value of the Series D Preferred Stock or the Series E Preferred Stock will be reduced to such lower price, which is referred to as a “full-ratchet” anti-dilution protection. This full-ratchet anti-dilution protection is subject to: (i) the reduced stated value only being reduced to the extent such reduction will not require further stockholder approval and (ii) it not being applicable to any Post-Investment Transaction.

Such dilution protections are not applicable to the Investment and other transactions pursuant to the Purchase Agreement or to any Post-Investment Transaction.

Rank

Based upon the rights and preferences as provided in the Series D Certificate of Designation and the Series E Certificate of Designation, each of the Series D Preferred Stock and the Series E Preferred Stock, respectively, will rank as to dividends or distributions of assets upon the Company’s liquidation, dissolution or winding up, whether voluntarily or involuntarily, as follows:

●	on par with the Series D Preferred Stock and the Series E Preferred Stock, as applicable, and any class or series of capital stock hereafter created specifically ranking by its terms to be on parity with the Series D Preferred Stock and the Series E Preferred Stock, as applicable;

●	senior to the Common Stock and any class or series of the Company’s capital stock that is currently or hereafter created specifically ranking by its terms junior to the Series D Preferred Stock and the Series E Preferred Stock; and

●	junior to any class or series of the Company’s capital stock hereafter created specifically ranking by its terms senior to the Series D Preferred Stock and the Series E Preferred Stock.

Liquidation Preference

In the event of the Company’s liquidation, dissolution or winding up, the holders of Series D Preferred Stock and Series E Preferred Stock will be entitled to receive an amount equal to $8.00 per share, the stated value of the Series D Preferred Stock and the Series E Preferred Stock (as may be increased from time to time pursuant to the terms of the Series D Certificate of Designation or Series E Certificate of Designation, as applicable) plus any declared but unpaid dividends that such holders are entitled to at such time. Next, the remaining assets of the Company will be distributed to the holders of Common Stock and any other junior securities until such holders receive a return of their capital originally contributed. Following this distribution, any remaining assets will be distributed to all holders of Common Stock, junior securities, Series D Preferred Stock, Series E Preferred Stock and any other parity securities pro rata based on the number of shares held on an as-converted basis. Pursuant to the terms of the Series D Certificate of Designation and the Series E Certificate of Designation, a liquidation event includes an acquisition or merger of the Company (not including transactions where stockholders maintain 50% or more voting power) or a sale of substantially all of the assets of the Company. The Series D Certificate of Designation and Series E Certificate of Designation each expressly provide that a liquidation event will not be triggered by a Post-Investment Transaction, or any other transaction contemplated by the Purchase Agreement.

Description of Series F Preferred Stock

The powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series F Preferred Stock to be issued pursuant to the Series F Agreements are set forth in the Series F Certificate of Designation. As provided in Item 5.03 below, the Series F Certificate of Designation was filed with the Delaware Secretary of State on August 19, 2025.

Voting Rights

The holders of shares of the Series F Preferred Stock will have voting rights on all matters voted upon by the holders of Common Stock with each share of Series F Preferred Stock representing the voting equivalent of approximately 0.424 shares of Common Stock (the “Per Share Voting Equivalent”).

Dividends

The holders of the Series F Preferred Stock will not be entitled to receive any dividends on the shares of Series F Preferred Stock or based on the Per Share Voting Equivalent.

Conversion and Retirement

No shares of Series F Preferred Stock will be convertible into shares of Common Stock or any other equity security of the Company.

Beginning on the earlier of (i) Stockholder Approval (as defined in the Purchase Agreement) or (ii) December 31, 2025, each holder of the Series F Preferred Stock may request that the Company retire (i.e., redeem) all of their shares of Series F Preferred Stock and convertible securities for $175,000 or an aggregate of $525,000 for all shares of Series F Preferred Stock and convertible securities (the “Retirement Value”). To the extent any holder of Series F Preferred Stock does not request their Series F Preferred Stock be retired before December 31, 2025, the following business day, the Company may send notice and cause such Series F Preferred Stock and any convertible securities held by such holder to be retired by paying the Retirement Value. Any amount due to a holder of the Series F Preferred Stock pursuant to the Series F Certificate of Designation, including the amount to retire shares of Series F Preferred Stock, which is not paid by the Company when due shall result in a late charge at the rate of 15% per annum from the date such amount was due until the same is paid in full.

Dilution Protection

In the event the Company, at any time while any shares of the Series F Preferred Stock are outstanding: (i) pays a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock; (ii) subdivides outstanding shares of Common Stock into a larger number of shares; (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (iv) issues by reclassification of shares of Common Stock any shares of capital stock of the Company, then the Per Share Voting Equivalent shall be adjusted as provided in the Series F Certificate of Designation. Any adjustment made pursuant to the Certificate of Designation shall become effective immediately after the effective date of the applicable event described in subsections (i) through (iv) above. The Series F Preferred Stock does not otherwise provide for any anti-dilution protection.

Rank

Based upon the rights and preferences as provided in the Series F Certificate of Designation, the Series F Preferred Stock will rank as to dividends or distributions of assets upon the Company’s liquidation, dissolution or winding up, whether voluntarily or involuntarily, as follows:

●	on par with the Common Stock;

●	senior to any class or series of the Company’s capital stock hereafter created specifically ranking by its terms junior to the Series F Preferred Stock; and

●	junior to the Series D Preferred Stock, Series E Preferred Stock and any class or series of the Company’s capital stock hereafter created specifically ranking by its terms senior to the Series F Preferred Stock.

Liquidation Preference

In the event of the Company’s liquidation, dissolution or winding up, the holders of Series F Preferred Stock will be entitled to receive the same amount that a holder of Common Stock would receive if the Series F Preferred Stock were converted at a rate equal to the Per Share Voting Equivalent; provided, that the aggregate amount paid to the Series F Preferred Stock holders is limited to the Retirement Value.

* * *

The representations, warranties and covenants contained in the Purchase Agreement and Series F Agreements were made only for purposes of such agreements as of a specific date and were solely for the benefit of the parties to such agreements. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the Purchase Agreement and Series F Agreements are incorporated herein by reference only to provide investors with information regarding the terms of such agreements, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

The foregoing summaries of the material terms of the Purchase Agreement, the Series F Agreements (with each of the three Remaining Warrant Holders), the Voting Agreement, the Series D Certificate of Designation, the Series E Certificate of Designation and the Series F Certificate of Designation do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, which are filed as Exhibits 10.1, 10.2 through 10.4, 10.5, 3.1, 3.2 and 3.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information disclosed in Item 1.01 of this Current Report on Form 8-K regarding the issuance of the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock, and the Investment and transactions pursuant to the Series F Agreements, is incorporated herein by reference. The Series D Preferred Stock and Series E Preferred Stock were sold without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as a transaction not involving a public offering and Regulation S promulgated under the Securities Act as sales to accredited investors and in reliance on similar exemptions under applicable state laws. The Series F Preferred Stock was issued without registration under the Securities Act, in reliance on an exemption from registration as provided by Section 3(a)(9) of the Securities Act, and in reliance on similar exemptions under applicable state laws. No form of general solicitation or general advertising was conducted by the Company in connection with the issuance. The Series D Preferred Stock and the Series E Preferred Stock, when and if issued at the Final Closing, shall contain (or will contain, where applicable) restrictive legends preventing the sale, transfer, or other disposition of such securities, unless registered under the Securities Act, or pursuant to an exemption therefrom. The disclosure contained in this Current Report on Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Company, and is made only as required under applicable rules for filing current reports with the SEC.

Item 3.03	Material Modification to Rights of Security Holders.

The information disclosed in Item 1.01 of this Current Report on Form 8-K regarding the Purchase Agreement, the Series F Agreements and the issuance of the Series D Preferred Stock, Series F Preferred Stock and the Conversion Shares, is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Resignation of Justin Hall as Chief Executive Officer Effective Immediately; Resignation of the Board Directors to be Effective at the Annual Meeting

On August 19, 2025 and effective at the First Closing, Justin Hall voluntarily resigned as the Chief Executive Officer of the Company, though he will remain a named executive officer of the Company and serve as the Vice President of Business Development, General Counsel and Corporate Secretary of the Company (as further described in subpart (e) below) as well as a director serving on the Board.

Separately, pursuant to the Release Agreements (as defined and further described in subpart (e) below), Mr. Hall and each of the Resigning Non-Employee Directors, other than the Continuing Director, generally agreed to later resign from the Board to be effective at the Annual Meeting, except in the limited circumstances as described below.

(c)	Appointment of David Lazar as Chief Executive Officer, Tommy Law as Chief Financial Officer and Justin Hall as Vice President of Business Development, Effective Immediately

In connection with the Investment, on August 19, 2025 and simultaneous with the First Closing, (i) Mr. Lazar was appointed to serve as the Company’s Chief Executive Officer, (ii) Mr. Hall was appointed to serve as the Company’s Vice President of Business Development, General Counsel and Corporate Secretary and (iii) Mr. Law, currently the Company’s Interim Chief Financial Officer and Treasurer, was appointed to serve as the Company’s Chief Financial Officer and Treasurer.

There are no arrangements or understandings, other than the Purchase Agreement described in Item 1.01 above and the employment and severance arrangements described in subpart (e) below (as incorporated by reference herein), as applicable, between each of Mr. Lazar, Mr. Hall and Mr. Law and any other persons pursuant to which they were selected for such roles. There are also no family relationships among any of Mr. Lazar, Mr. Hall and Mr. Law and any director or executive officer of the Company. Other than Mr. Lazar’s interest in the Investment described in Item 1.01 above and the employment and severance arrangements described in subpart (e) below (as incorporated by reference herein), Mr. Lazar, Mr. Hall and Mr. Law have no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Lazar, age 35, previously served as director on the board of directors of FiEE, Inc. (formerly Minim, Inc.) (NASDAQ: FIEE) where he also previously served as the Chief Executive Officer and Chief Financial Officer from December 2023 to February 2025. Mr. Lazar served as interim Chief Executive Officer and principal financial officer of Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC), from January 2, 2025 through February 26, 2025. Mr. Lazar served as the Chief Executive Officer of Titan Pharmaceuticals Inc. listed on Nasdaq (NASDAQ: TTNP) from August 2022 to April 2024, where he also served as a director and board chairman from August 2022 until October 2023. Mr. Lazar also served as the chief executive officer and chairman of the board of directors of OpGen, Inc. (OTC: OPGN) from March 2024 to August 2024. Mr. Lazar also served as the president and a member of the board of directors of LQR House Inc. (NASDAQ: YHC) from October 2024 to April 2025.

Mr. Hall, age 47, served as the Company’s Chief Executive Officer since June 2019 until his resignation effective at the First Closing. Mr. Hall served as the Company’s Interim President and Chief Executive Officer from March 2019 to June 2019 and as the Company’s Senior Vice President and General Counsel beginning in December 2015. Prior to this, he served as the Company’s lead in-house counsel beginning in February 2013. Prior to joining the Company, Mr. Hall worked as Corporate Counsel at Accuray Incorporated, a radiation oncology company, which he joined in October 2006, where he provided substantive legal advice on a broad range of complex legal matters with a focus on employment, corporate compliance, and corporate governance. Mr. Hall’s prior experience also includes serving as an investment advisor at Sagemark Consulting from 2000 to 2006, and a stockbroker at First Security Van Kasper from 1998 to 2001. Mr. Hall received a B.A. in Business Administration and Management from the University of California, San Diego, and a J.D. from the University of San Diego, School of Law.

Mr. Law, age 39, prior to his appointment as Chief Financial Officer and Treasurer of the Company, served as the Company’s Interim Chief Financial Officer and Treasurer since February 2023. Prior to that, he served the Company since December 2019 in a variety of positions, most recently as the Corporate Controller since September 2022. As the Corporate Controller, Mr. Law was responsible for quarterly filings with the SEC, as well as managing the periodic financial close process. Prior to serving as the Corporate Controller, Mr. Law served the Company as an Assistant Controller (April 2022 to September 2022), Accounting Manager (June 2020 to April 2022) and Senior Accountant (December 2019 to June 2020). Prior to joining the Company, Mr. Law was a Senior Accountant at KP LLC, a marketing solutions company, from January 2017 to December 2019. Previously, he served as Accounting Manager at Hitachi Solutions America, Ltd., an information technology company, from 2012 to 2015. Mr. Law received a B.S. in Business Administration, Accounting from the San Jose State University.

(d)	Appointment of David Lazar to the Board of Directors

On August 19, 2025, the Board increased the size of the Board to eight (8) directors and appointed Mr. Lazar to fill the new vacancy on the Board resulting from the increased Board size. On August 19, 2025, immediately prior to the First Closing, Mr. Lazar was appointed to serve as a Class III director until the Annual Meeting, subject to his prior death, resignation or removal from office as provided by law. Mr. Lazar’s business experience and background is provided in subpart (c) above which is incorporated by reference herein.

Mr. Lazar was appointed to the Board in connection with the Investment and is a party to the Purchase Agreement related to the Investment. Mr. Lazar also has certain one-time contractual rights that provide for (i) his nomination (or for another individuals nomination as the Initial Nominee) to be elected at the Annual Meeting, (ii) his later appointment of Additional Purchaser Nominees and (iii) him to serve as the Chair of the Board, subject to certain conditions, as described in Item 1.01 above, which is incorporated by reference herein. There is no other arrangement or understanding between Mr. Lazar and any other person pursuant to which he was appointed as a director of the Company. As a result of Mr. Lazar also serving as Chief Executive Officer of the Company, the Board does not deem Mr. Lazar to be independent. As a result, Mr. Lazar will not participate in the Company’s Non-Employee Director Compensation Program or serve on any of the Board’s committees, including the newly established Special Transaction Committee of the Board.

(e)	Employment Agreements, Severance Payment, Signing Bonus and Settlement and Release Agreements

Mr. Lazar is not currently party to an employment agreement with the Company and will not receive any compensation for assuming and serving in the role of Chief Executive Officer.

Amended and Restated Employment Agreement with Justin Hall

On August 19, 2025, the Company entered into an amended and restated employment agreement with Mr. Hall for his service as the Company’s Vice President of Business Development, General Counsel and Corporate Secretary (the “Hall Employment Agreement”), which entirely amends and restates the Employment Agreement, dated January 31, 2020, as amended, between the Company and Mr. Hall (the “Prior Hall Employment Agreement”).

The Hall Employment Agreement provides for employment with a term commencing on the date of the First Closing and ending on October 31, 2025 (the “Hall Employment Term”). The Hall Employment Agreement provides for an annual base salary of one hundred seventy-five thousand dollars ($175,000) (the “Hall Base Salary”).

The Hall Employment Agreement is guaranteed through the Hall Employment Term. If the Company terminates Mr. Hall prior to the end of the Hall Employment Term, the Company is required to pay the Hall Base Salary from the date of termination through the end of the Hall Employment Term (the “Hall Severance Amount”). The Hall Severance Amount will be paid in a lump sum within sixty (60) days following the executive’s separation from service.

Employment Agreement with Tommy Law & Signing Bonus

On August 19, 2025, the Company entered into an employment agreement with Mr. Law for his service as the Company’s Chief Financial Officer (the “Law Employment Agreement”). Mr. Law did not previously have an employment agreement in place. As a result of Mr. Law’s appointment as the Chief Financial Officer and Treasurer of the Company, Mr. Law also received a one-time signing bonus of $89,250, to be paid in cash, separate from the terms of the Law Employment Agreement.

The Law Employment Agreement provides for at-will employment with a term commencing on the date of the First Closing and continuing until the first anniversary of the date of commencement. The Law Employment Agreement provides for an annual base salary of one hundred seventy thousand dollars ($170,000) (the “Law Base Salary”). In addition, Mr. Law shall be eligible for any bonus plan that is deemed appropriate by the Board. The bonus amount shall be determined by the Board, in its sole discretion, based upon, among others, the following factors: (i) the fulfillment, during the relevant year, of specific milestones and tasks delegated, for such year, to the executive as set by the Company’s Chief Executive Officer and/or the Board, before the end of the first calendar quarter; (ii) the evaluation of the executive by the Company’s Chief Executive Officer and/or the Board; (iii) the Company’s financial, product and expected progress; and (iv) other pertinent matters relating to the Company’s business and valuation. Any bonus will be payable within two and a half (2 ½) months following the end of the year for which the bonus was earned. The Compensation Committee of the Board of Directors shall have the sole discretion to pay any or all of the annual bonus in the form of equity compensation. Any such equity compensation shall be issued from the Company’s 2017 Omnibus Incentive Plan and shall be fully vested upon payment.

Further, Mr. Law is entitled to a retention bonus of $170,000 to the extent he remains employed through the Company’s filing of its quarterly report on Form 10-Q with the SEC for the quarter ended September 30, 2025 (the “Retention Date”) and he has not otherwise resigned or been terminated for cause (as defined in the Law Employment Agreement) prior to the Retention Date.

In the event the Company terminates Mr. Law without cause (including death, disability or for constructive termination), or his employment term otherwise expires at the end of the term, he shall be entitled to an amount equal to Law’s Base Salary in effect on the date of separation from service (the “Law Severance Amount”). The Law Severance Amount will be paid in a lump sum within sixty (60) days following the executive’s separation from service. The Law Severance Amount shall be in addition to Mr. Law’s earned wages and other compensation (including reimbursements of his outstanding expenses and unused vacation) through the date his employment is terminated from the Company as provided in the preceding sentence. In the event the Company terminates Mr. Law for cause, he shall be entitled to any earned but unpaid wages or other compensation (including reimbursements of his outstanding expenses and unused vacation) earned through the termination date.

Moreover, all outstanding equity awards held by Mr. Law will be subject to full accelerated vesting on the date of termination without cause or at the expiration of the employment term, and the exercise period shall be extended to three (3) years from the date of termination. In order to terminate Mr. Law for cause (or for Mr. Law to resign for constructive termination), the acting party shall give notice to the other party specifying the reason for termination and providing a period of thirty (30) days to cure the reason specified. If there is no cure within thirty (30) days or the notified party earlier refuses to effect the cure, the termination shall then be deemed effective.

Settlement and Release Agreement with Mr. Hall and the Resigning Non-Employee Directors

On August 19, 2025, the Company entered into a Settlement Agreement and General and Mutual Release (collectively, the “Release Agreements”) with Mr. Hall and with five (5) of the six (6) non-employee directors serving on the Board (Paul E. Freiman, Julie Garlikov, Swan Sit, Mijia (Bob) Wu and Yongxiang (Sean) Zheng) (collectively, the “Resigning Non-Employee Directors”). The remaining non-employee director, Mr. Yenyou (Jeff) Zheng, will continue to serve on the Board of Directors as the Continuing Director and, therefore, he will not enter into a Release Agreement. The Release Agreements provide for (i) Mr. Hall and the Resigning Non-Employee Directors to generally release the Company from any claims, actions, or losses that such person may have against the Company and (ii) the Company to similarly release Mr. Hall and each of the Resigning Non-Employee Directors from any claims, action or losses that the Company may have against such person, provided that the Company shall remain obligated pursuant to the indemnification agreements with each person and to maintain D&O insurance coverage, or a D&O tail policy.

Pursuant to the Release Agreement with Mr. Hall, he agreed to resign from the Board effective on the date and at the time that each of the following have occurred: (i) the Conversion Approval; (ii) the Final Closing; and (iii) the Additional Purchaser Nominee(s) are qualified and appointed to serve on the Board. Mr. Hall further agreed to resign, and did resign, as the Company’s Chief Executive Officer as of the First Closing (as described above). Under the terms of the Release Agreements with the Resigning Non-Employee Directors, these directors agreed to resign from the Board effective on the date and at the time that each of the following have occurred: (i) the Conversion Approval; (ii) the Final Closing; and (iii) the Additional Purchaser Nominee(s) are qualified and appointed to serve on the Board (the “Resignation Effective Date”); provided, however, such resignation is conditioned upon (A) the Special Dividend having already been declared and paid and (B) Conversion Approval and the Equity Consideration Approval having been received, the Final Closing having occurred and an Additional Purchaser Nominee having been qualified and being appointed to serve on the Board.

Pursuant to, and as consideration for, the Release Agreements with the Resigning Non-Employee Directors, each Resigning Non-Employee Director shall receive (1) a settlement payment of newly-issued shares of restricted Common Stock, with an aggregate value of $40,000 (determined based on the closing price of Common Stock on the trading day that immediately precedes the date of the Resignation Effective Date) to be issued on the date of the Resignation Effective Date (the “Equity Consideration”), plus (2) any accrued and unpaid director’s fees. To the extent that the Equity Consideration Approval is not obtained and the Equity Consideration is not issued to the Resigning Non-Employee Director, then the Release Agreements with the Resigning Non-Employee Directors will terminate and be of no further force and effect. The Release Agreement with Mr. Hall provides for Mr. Hall to receive a cash settlement payment of $481,250 plus any unpaid wages and $8,778 in payments pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Further, Mr. Hall will receive a second cash settlement payment of $481,250 plus any unpaid wages and $8,778 in COBRA payments by October 31, 2025. Mr. Hall’s payment amounts comprise his earned severance under the Prior Hall Employment Agreement.

* * *

The foregoing descriptions of the Hall Employment Agreement, the Law Employment Agreement, the Release Agreement with Mr. Hall and the Release Agreements with each of the Resigning Non-Employee Directors do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which are attached hereto as Exhibits 10.6, 10.7, 10.8 and 10.9, respectively, and incorporated by reference herein. Further, the incorporated description of the Investment and the Purchase Agreement in this Item 5.02 does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Before the First Closing described in Item 1.01 above, on August 19, 2025, the Company filed the Series D Certificate of Designation and the Series F Certificate of Designation with the Secretary of State of Delaware setting forth the powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series D Preferred Stock and the Series F Preferred Stock, respectively, both as summarized in Item 1.01 above with such summaries incorporated herein by reference. A copy of the Series D Certificate of Designation and the Series F Certificate of Designation are attached hereto as Exhibits 3.1 and 3.3, respectively, and are incorporated herein by reference.

Item 8.01	Other Events.

On August 19, 2025, the Company issued a press release announcing the Investment and related matters, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Cautionary Language Concerning Forward-Looking Statements

This Current Report on Form 8-K, including exhibits, contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. These forward-looking statements are based upon the Company and its management’s current expectations, assumptions, estimates, projections and beliefs. Such statements include, but are not limited to, statements regarding the Investment, the expected completion of the Final Closing, the Company’s financial condition including the financial impact of the Investment, the Special Dividend, the Company’s evaluation of other strategic transactions, including a Post-Investment Transaction, and related matters. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in, or implied by, these forward-looking statements. Other risks relating to the Company’s business, including risks that could cause results to differ materially from those projected in the forward-looking statements in this Current Report, are detailed in the Company’s latest Form 10-K, subsequent Forms 10-Q and/or Form 8-K filings with the SEC, especially under the heading “Risk Factors.” The forward-looking statements in this release speak only as of this date, and the Company disclaims any intent or obligation to revise or update publicly any forward-looking statement except as required by law.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
3.1	Certificate of Designation of Preferences, Rights and Limitations of Series D Non-Voting Convertible Preferred Stock
3.2*	Form of Certificate of Designation of Preferences, Rights and Limitations of Series E Non-Voting Convertible Preferred Stock
3.3	Certificate of Designation of Preferences, Rights and Limitations of Series F Voting Retractable Preferred Stock
10.1++	Securities Purchase Agreement, dated August 19, 2025, between the Company and David Lazar
10.2	Warrant Exchange Agreement, dated August 19, 2025, between the Company and Anson Investments Master Fund LP
10.3	Warrant Exchange Agreement, dated August 19, 2025, between the Company and Hudson Bay Capital Management LP
10.4	Warrant Exchange Agreement, dated August 19, 2025, between the Company and Armistice Capital, LLC
10.5++	Voting Agreement, dated August 19, 2025, between the Company and the Poplar Entities
10.6++***	Amended and Restated Employment Agreement, dated August 19, 2025, between the Company and Mr. Hall
10.7++***	Employment Agreement, dated August 19, 2025, between the Company and Mr. Law
10.8***	Settlement Agreement and General and Mutual Release, dated August 19, 2025, between the Company and Mr. Hall
10.9***	Form of Settlement Agreement and General and Mutual Release with the Resigning Non-Employee Directors
99.1	Press Release, dated August 19, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	This document is not currently effective and will be entered into and become effective only in connection with the Final Closing being completed.
++	Certain schedules and exhibits were omitted as well as certain confidential portions of the agreements by means of marking such portions with brackets (due to such confidential portions not being material and being the type of information that the Company treats as private or confidential) pursuant to Item 601 of Regulation S-K promulgated by the SEC. The Company agrees to supplementally furnish a copy of any omitted schedule, exhibit or confidential portions to the SEC upon request.
***	Indicates a management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaBay Pharmaceuticals, Inc.

By:	/s/ David E. Lazar
David E. Lazar
Chief Executive Officer

Dated: August 19, 2025